Exhibit 5.1

_________

By email Happiness Biotech Group Limited 4th Floor, Harbour Place 103 Church Street PO Box 10240 Grand Cayman, KY1-1002 Cayman Islands	Campbells Legal (Hong Kong) Ltd. Floor 35, Room 3507 Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong
D +852 3708 3016 T +852 3708 3000 F +852 3706 5408 E rlaws@campbellslegal.com campbellslegal.com
Our Ref: RML/147983-19598 Your Ref: _________
CAYMAN | BVI | HONG KONG

May 3, 2019

Dear Sirs

Happiness Biotech Group Limited – Listing of Ordinary Shares

We have acted as Cayman Islands legal advisers to Happiness Biotech Group Limited (the "Company"), a Cayman Islands exempted company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date (the "Act") relating to the offering by the Company of up to a maximum of 2,000,000 Ordinary Shares par value of US$0.0005 per share in the capital of the Company and the sale by certain holders of shares of the Company of 400,000 Ordinary Shares of par value of US$0.0005 per share (collectively, the "Shares") on the Nasdaq Capital Market (the "Exchange"). We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy of the Resolutions and the Certificate of Good Standing (each as defined below). We have also relied upon the following assumptions, which we have not independently verified:

1.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate;

1.2	All signatures, initials and seals are genuine;

1.3	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions expressed herein;

1.4	The Shares to be offered and issued by the Company pursuant to the Registration Statement will be issued by the Company against payment in full, in accordance with Registration Statement and be duly registered in the Company’s register of members; and

1.5	That the Resolutions remain in full force and effect.

2	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents and such other documents or instruments as we deem necessary:

2.1	A copy of the Registration Statement;

2.2	A copy of the certificate of incorporation issued by the Registrar of Companies in the Cayman Islands on 9 February 2018;

2.3	A copy of the statutory registers of directors and officers, members and mortgages and charges of the Company as maintained at its registered office in the Cayman Islands, certified as true by Wang Xuezhu, a director of the Company, on 4 March 2019;

2.4	A copy of the memorandum and articles of association of the Company as amended and restated by special resolutions dated 4 March 2019 and as filed with the Registrar of Companies on 4 March 2019 (“Original Memorandum and Articles”);

2.5	A copy of the amended and restated Memorandum and Articles of Association of the Company adopted by the Shareholder Resolutions on 27 March 2019 to become effective on the closing of the initial public offering of the Company’s Shares (the “A&R Memorandum and Articles”);

2.6	Certificate of Good Standing in respect of the Company issued by the Registrar of Companies in the Cayman Islands dated 21 February 2019 (the “Certificate of Good Standing”);

2.7	A copy of the written resolutions of the board of directors of the Company dated 4 March 2019 and 27 March 2019 (the “Directors’ Resolutions”);

2.8	A copy of the written resolutions of shareholders of the Company dated 4 March 2019 and 27 March 2019 (the “Shareholder Resolutions” and together with the Directors’ Resolutions the “Resolutions”);

2.9	A copy of a certificate of a Director of the Company dated 15 April 2019 (“Director’s Certificate”); and

2.10	The records of proceedings of the Company on file with, and available for inspection on 16 April 2019, at the Grand Court of the Cayman Islands.

3	Opinions

Based upon the foregoing assumptions and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands;

3.2	The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders);

3.3	The authorised share capital of the Company, with effect immediately prior to completion of the Company’s initial public offering of the Shares, will be US$50,000.00 divided into 90,000,000 Ordinary Shares with a nominal or par value of US$0.0005 each and 10,000,000 Preferred Shares with a nominal or par value of US$0.0005 each; and

3.4	The statements under the caption “Cayman Islands Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects, accurately states the Cayman Islands tax consequences and that such statements constitute our opinion.

4	Qualifications

4.1	We make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion;

4.2	In this opinion, the phrase “non-assessable” means, with respect to the Shares, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil);

4.3	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law; and

4.4	We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading “Enforcement of Civil Liabilities” and “Legal matters” and elsewhere in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours faithfully

Campbells

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